EXHIBIT 99.1

FOR IMMEDIATE RELEASE February 11, 2009	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS PRELIMINARY FY 2009 1ST QTR TOTALS FOR
HOME BUILDING REVENUES, BACKLOG AND CONTRACTS
Horsham, PA, February 11, 2009 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported preliminary results for revenues, backlog and contracts for its first quarter ended January 31, 2009. The Company will release final results when it announces earnings on March 4, 2009.
Home building revenues were approximately $409.3 million (665 units), backlog was approximately $1.04 billion (1,647 units), and net (after cancellations) signed contracts were approximately $128.1 million (266 units). These totals represented declines of 51%, 56%, and 66%, respectively, in dollars, and 45%, 51% and 59%, respectively, in units, compared to FY 2008’s first-quarter results.
In FY 2009’s first quarter, the Company had 157 cancellations totaling approximately $115.0 million. This compared to 257 cancellations totaling $198.0 million in FY 2008’s first quarter and 233 cancellations totaling $183.0 million in FY 2008’s fourth quarter.
The Company continues to focus on maintaining liquidity as it positions itself for opportunities that it believes should arise from this downturn. The Company ended FY 2009’s first quarter with approximately $1.53 billion of cash, compared to $956.6 million at FY 2008’s first-quarter-end, and $1.32 billion available under its 31-bank credit facility, which matures in March 2011. The Company’s cash position was down slightly from $1.63 billion at FY 2008’s fourth-quarter-end, principally due to the payment in the first quarter of previously accrued taxes and the retirement of purchase money mortgages and other debt.
As it continues to manage its costs, the Company ended FY 2009’s first quarter with 258 selling communities, compared to 273 at FYE 2008. The Company now expects to end FY 2009 with approximately 240 selling communities, down approximately 26% from its peak of 325 communities at FY 2007’s second-quarter-end. The Company ended FY 2009’s first quarter with approximately 38,000 lots owned and optioned, compared to approximately 55,000 one year earlier and approximately 91,200 at its peak at FY 2006’s second-quarter-end.
Robert I. Toll, chairman and chief executive officer, stated: “The past five months have been among the most difficult in U.S. economic history. Many potential buyers are now concerned about their job security and the economy’s financial stability, in addition to their ability to sell their current homes.
*more*

“Our first-quarter results reflect the impact of this turmoil. January was somewhat better than November and December, perhaps influenced by our 3.99%, 0-point, 30-year fixed-rate mortgage promotion, which complemented the typical post-holiday seasonal bounce. Traffic from January 19th through February 8th was up about 34% from the prior several weeks, but was still quite low, on a per-community basis, compared to the corresponding weeks at any other time in our history.
“Preferred-client private sales events held for pre-qualified customers at several communities in selected markets were quite successful in generating new deposits, reinforcing our belief that buyers are out there. While it appears that some buyers are tired of postponing their purchase decision and although, on a national basis, home price affordability has improved dramatically (according to the National Association of Realtors, affordability is at a twenty-year high), we believe many potential buyers still lack the confidence to commit and are waiting for a sign, whether from the government or the market, that home prices have stabilized.
“If the President and Congress, in effect, take action to ‘call the bottom’ on home prices by approving a significant program to spur demand, home prices might stabilize. This could also stem foreclosures, reduce inventories, and shore up existing difficult-to-value mortgage-backed securities so they can be traded.
“We believe the home building industry is the most important direct and indirect generator of jobs in the United States. New home production is at its lowest level in fifty years and the resultant impact on our economy from job losses has been devastating. We believe that getting buyers back in the market will ultimately help put Americans back to work, not just building homes, but also providing the housing-related services and products that go into them.”
Joel H. Rassman, chief financial officer, stated: “We ended FY 2009’s first quarter with approximately $2.85 billion of liquidity from cash and availability under our bank credit facility. In addition, we have no public debt maturities until 2011. We believe this liquidity should enable us to take advantage of opportunities we expect will arise from the industry’s current turmoil.
“In FY 2009’s first quarter, the average price per unit of gross contracts signed, cancellations and net contracts signed were $575,000, $732,000 and $482,000, respectively, compared to $583,000, $785,000 and $495,000, respectively, in FY 2008’s fourth quarter and $634,000, $770,000 and $580,000, respectively, in FY 2008’s first quarter. The decrease in average price per unit of gross contracts signed in FY 2009’s first quarter, as compared to FY 2008’s first quarter, was partially due to greater incentives and partially due to differences in our product mix. The gap between the average price per unit of gross versus net signed contracts in FY 2009’s first quarter was attributable to the higher average price of the 157 first-quarter FY 2009 cancellations, compared to the average price of first-quarter gross contracts signed. Presently, we are typically re-offering the cancelled units near their original contract prices.
*more*

“While we have not yet finalized our impairment analysis, we estimate that pre-tax write-downs related to operating communities, land and land options, and joint ventures in FY 2009’s first quarter will be between $100 million and $200 million. Given the significant uncertainty surrounding sales paces, cancellation rates, market direction, unemployment trends and numerous other aspects of the overall economy, we are not prepared in this preliminary release to offer new, or comment on previous, guidance.”
Toll Brothers’ preliminary financial highlights for the three-month period ended January 31, 2009 (unaudited):
▪	The Company’s FY 2009 first-quarter net contracts of 266 units, or approximately $128.1 million, declined by 59% and 66%, respectively, compared to FY 2008’s first-quarter net contracts of 647 units, or $375.1 million.
▪	The Company signed 423 gross contracts totaling approximately $243.1 million in FY 2009’s first quarter, a decline of 53% and 58%, respectively, in units and dollars, compared to the 904 gross contracts totaling $573.1 million signed in FY 2008’s first quarter. The average price of gross signed contracts in FY 2009’s first quarter was $575,000, compared to $634,000 in FY 2008’s first quarter and $583,000 in FY 2008’s fourth quarter.
▪	In FY 2009, first-quarter cancellations totaled 157, compared to 233, 195, 308, 257, 417, 347, 384, 436, 585 and 317 in FY 2008’s fourth, third, second and first quarter, FY 2007’s fourth, third, second and first quarters and FY 2006’s fourth and third quarters, respectively. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn. FY 2009’s first-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 37.1%, versus 30.2%, 19.4%, 24.9%, 28.4%, 38.9%, 23.8%, 18.9%, 29.8%, respectively, in the preceding fourth, third, second and first quarters of 2008, fourth, third, second and first quarters of 2007, and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters. As a percentage of beginning-quarter backlog, FY 2009’s first-quarter cancellation rate was 7.7%, compared to 9.0%, 6.4%, 9.2% and 6.5% in FY 2008’s fourth, third, second and first quarters, respectively, 8.3%, 6.0%, 6.5% and 6.7% in the fourth, third, second and first quarters of FY 2007, respectively, and 7.3% and 3.6% in the fourth and third quarters of FY 2006, respectively.
▪	In FY 2009, first-quarter-end backlog of approximately $1.04 billion (1,647 units) decreased 56% from FY 2008’s first-quarter-end backlog of $2.40 billion (3,341 units). In addition, at January 31, 2009, unconsolidated entities in which the Company had an interest had a backlog of approximately $10.8 million.
▪	FY 2009’s first-quarter home building revenues of approximately $409.3 million decreased 51% from FY 2008’s first-quarter home building revenues of $842.3 million.
*more*

▪	In addition, in the Company’s FY 2009 first quarter, unconsolidated entities in which the Company had an interest delivered homes with a value of approximately $10.3 million, compared to $11.3 million in the comparable period of FY 2008. The Company’s share of the profits from the delivery of these homes is included in ‘(Loss) Earnings from Unconsolidated Entities’ on the Company’s Statement of Operations.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EST) today, February 11, 2009, to discuss these results. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through March 3, 2009.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 500 Company, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
*more*

Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: information related to anticipated operating results; financial resources; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; interest expense; inventory write-downs; effects of home buyer cancellations; growth and expansion; anticipated income to be realized from our investments in unconsolidated entities; the ability to acquire land; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; industry trends; and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, as well as pending or new stimulus legislation and programs; the competitive environment in which the Company operates; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs; the ability to recover our deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; legal proceedings; the availability of adequate insurance at reasonable cost; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in our various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; and weather conditions. Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
*more*

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island

Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia

South:	Florida, Georgia, North Carolina, South Carolina and Texas

West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	January 31,		January 31,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)

North	216	273	$143.2	$204.4
Mid-Atlantic	220	399	130.6	250.3
South	107	282	55.2	145.3
West	122	254	80.3	226.5
Other (b)				15.8

Total	665	1,208	$409.3	$842.3

CONTRACTS

North	54	178	$14.7	$124.6
Mid-Atlantic	83	224	39.8	130.5
South	78	179	36.5	89.4
West	51	66	37.1	30.6

Total	266	647	$128.1	$375.1

Backlog

North	708	1,357	$434.0	$982.6
Mid-Atlantic	421	798	271.5	556.8
South	325	700	186.4	412.1
West	193	486	152.4	471.7
Less revenue previously recognized (b)				(24.3)

Total	1,647	3,341	$1,044.3	$2,398.9

*more*

(a)	Excludes deliveries from projects accounted for using the percentage of completion accounting method. Information regarding these deliveries in the three months ended January 31, 2008 is as follows:

	2008	2008
	Units	$ (MILL)
North	45	$27.3
South	3	7.7

Total	48	$35.0

(b)	Amount represents revenues recognized on projects accounted for using the percentage of completion accounting method. Based upon the current accounting rules and interpretations, we do not believe that any of our current or future communities qualify for percentage of completion accounting
Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three months ended January 31, 2009 and 2008, and for backlog at January 31, 2009 and 2008 is as follows:

	2009	2008	2009	2008
	Units	Units	$ (Mill)	$ (Mill)
Three months ended January 31,
Revenues	14	15	$10.3	$11.3
Contracts	(5)	23	$(6.1)	$17.8

Backlog at January 31,	16	116	$10.8	$85.8
###